Exhibit 10.1

ISO Agent Sales Agreement

This Sales Agent Agreement (the “Agreement”) is made and effective as of this date, May 1st 2018, by and between Premium Merchant Funding One, LLC (“PMF”) and CYTY CAPITAL SOLUTIONS INC (Agent) with Offices at 626 Alonzo Rd Far Rockaway NY 11691

WHEREAS, PMF purchases and outsources the purchase from merchants (“Merchants”) a percentage of each future credit card, debit card, bank card and/or other banking deposits, checks, electronic deposits (collectively, “credit card”) receipts (“Receipts”) due to the Merchants for an amount agreed to by PMF and the Merchants (“Program”);

WHEREAS, the Program permits Merchants to sell an agreed upon portion of their future Receipts at a discount (“Preprocessing Receipts”);

WHEREAS, Agent wishes to promote the Program, assist with its implementation and refer potential Merchants to PMF that may wish to participate in the Program, all subject to the terms hereof.

NOW, THEREFORE this Agreement witnesses that in consideration of the mutual covenants by each of the parties hereto, the parties agree as follows:

1.	Agent Obligations. Agent will market and promote (on a non-exclusive) Program and assist interested parties in completing and submitting to PMF an application, in a form acceptable to PMF. Each Merchant assisted by Agent shall; (i) comply in full with the requirements set forth in the rules and policies of PMF as they may exist from time to time. PMF will evaluate and, at its sole discretion, accept or deny such applications. Agent shall not be the only or exclusive sales agent of the Program for PMF. PMF may, at its sole discretion, retain the services of other sales agents.

2.	Agent Compensation. In consideration for the services rendered by the Agent hereunder, PMF agrees to pay Agent in accordance with the Agent Compensation Schedule, set out in Schedule A (the “Compensation”). Compensation shall be paid in respect of each Merchant location referred to PMF by Agent only, and which Merchant has entered into a Merchant Agreement in a form prescribed by PMF (“Merchant Agreement”) as a direct result of the referral by Agent. Payment shall be due seven (7) business days following receipt by PMF or written acknowledgment of the Merchant’s receipt of its Preprocessing Receipts, pursuant to Schedule A hereto. If a Merchant ceases procuring services from a PMF designated credit card processor, or blocks our ACH debits (Banking Program), Ongoing Compensation, as defined in Schedule A, shall terminate in respect to that Merchant. In the event that a Merchant terminates or is in default of its obligations under a Merchant Agreement, no Ongoing Compensation shall be paid in respect of such Merchant. Payment of all Compensation to Agent shall continue and survive termination of this Agreement, except in case of a breach of this Agreement by Agent.

Phone: 212-931-6864 | Fax: 646-780-8724 | Email: info@pmfus.com | Web: www.pmfus.com

Wall Street	Miami	Long Island	Detroit
40 Wall Street, Ste 501	20200 Dixie Highway	26 Columbia Ave	21415 Civic Center Dr, Suite 212
New York, NY 10005	Miami, Florida 33180	Cedarhurst, NY 11516	Southfield, MI 48076

3.	Merchant Application and Agreement. Only PMF shall be authorized to accept, ratify or finalize any Merchant Agreement and include a Merchant in the Program. PMF may, at its sole and absolute discretion decline to accept any Merchant in the Program for any reason whatsoever. Under no circumstances shall Agent hold out that it has any right to accept or decline a Merchant application for a Merchant Agreement, nor shall it hold out or represent to any third party that it has the right to: (a) modify in any way or accept any Merchant Agreement; (b) include a Merchant in the Program; or (c) bind PMF legally or otherwise. No agreement made by or through Agent or its affiliates , shall be legally or otherwise binding on PMF until accepted in writing by a duly authorized officer of PMF. Agent shall be solely responsible for any and all expenses incurred by Agent in performance of services hereunder including, but not limited to, expenses related to any Agent employees or consultants. Agent acknowledges and agrees that PMF may, at its sole discretion, amend the terms of the Program, including, without limitation the pricing thereof without prior notice or consent from Agent.

4.	Agent Identification. In the course of carrying out its obligations hereunder, Agent shall clearly identify itself with its own corporate name, but also disclosing to all third parties that it is an agent of PMF for the promotion of the Program. Agent agrees that its actions and the actions of its shareholders, Affiliates (as defined below), directors, officers, employees, independent contractors, representatives, agents, principals and associates under or in connection with this Agreement (collectively, “Agent Parties”) shall be governed, controlled and directed by, and shall be in full compliance with, the terms hereof and shall at all times and in respect of all parties and third parties be construed as actions taken by Agent subject to the terms hereof. Agent shall be responsible to ensure that all Agent Parties are adequately trained to perform hereunder and conform to all of the provisions hereof. Agent covenants that Agent Parties shall abide by the obligations of the Agent set out in Schedule A hereto.

5.	Representations and Warranties. Each party hereto represents and warrants to and for the benefit of the other party that as of the date hereof and during the term hereof:

a.	It is a corporation or limited liability company organized, validly existing and in good standing under the laws of the State where its principal office located;
b.	It has full authority and corporate power to enter into this Agreement and to perform its obligations under this Agreement.
c.	It’s performance of this Agreement will not violate any applicable law or regulation or any agreement to which it may now be bound;
d.	This Agreement represents its valid obligation and is fully enforceable against it;
e.	It is not a party to any pending litigation that would have an impact on this Agreement and have never been fined or penalized by Visa, MasterCard, NACHA or any other association in the credit, payments or banking industry; and
f.	It is not on the Member Alert to Control High-Risk merchants list of MasterCard or any other similar list.

An agent shall covenant that during the term hereof and so long as it is bound by the non-interference provision below, it shall:

a.	Comply with any and all policies and guidelines established by PMF;
b.	Where appropriate, inform potential Merchants that they are required to change credit card processors in order to participate in the Program;
c.	Accurately describe the Program;

Phone: 212-931-6864 | Fax: 646-780-8724 | Email: info@pmfus.com | Web: www.pmfus.com

Wall Street	Miami	Long Island	Detroit
40 Wall Street, Ste 501	20200 Dixie Highway	26 Columbia Ave	21415 Civic Center Dr, Suite 212
New York, NY 10005	Miami, Florida 33180	Cedarhurst, NY 11516	Southfield, MI 48076

d.	Immediately inform PMF of any changes that become known to Agent in the address, ownership or business or operations of itself or of any Merchant;

e.	Deliver to PMF all documents required as part of a Merchant Application together with each application, including without limitation: Merchant Agreement, Application Form, voided Merchant check, Merchant statements, and any other documents required according to PMF guidelines, such as they may be from time to time;

f.	Remain cognizant and in agreement that this Agreement may be terminated immediately by PMF upon breach of any obligation, covenant, representation or warranty set forth in this Agreement or if determined by PMF, in its sole discretion, that Agent is causing negative effect on the Program, PMF or its affiliates;

g.	Not cause or solicit a successfully referred Merchant to terminate or alter its credit card processing to another bank or processor, which has no contractual affiliation with PMF or any of its affiliates while such Merchant has a balance owed to PMF.

6.	Term and Termination. The term of this Agreement shall begin on the date appearing on the first page above and will continue for an initial term of one (1) year. After the initial term, this Agreement shall automatically renew for successive one (1) year terms unless terminated by either party upon ninety (90) days written notice prior to the end the then current term. This Agreement may be terminated immediately by PMF upon breach by Agent of any of its obligations herein or if, as determined by PMF, Agent or any Agent Parties causes a detrimental effect to the Program, PMF or any of its affiliates, other programs, officers employees or Merchants.

7.	Non-Interference. During the term of this Agreement, Agent and Agent Parties shall not permit themselves or permit any respective subsidiary, affiliate or successor in interest of their respective officers, employees, agents or nominees; (i) to interfere, in any manner whatsoever, either directly or indirectly by any arrangement whatsoever, with PMF contractual relationship with any of its merchants successfully referred to PMF by agent or clients; (ii) to cause or attempt to cause any Merchant or other PMF client to terminate its relationship with PMF or utilize the services of any entity other than PMF. For the purposes of this Agreement the term “Affiliate” or “affiliate” shall mean, with respect to a specified party, any party that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified party.

8.	Non-solicitation. The parties agree that throughout the term of this Agreement and for none of Agent Parties, nor any of their respective affiliates shall hire any of the current officers or employees or agents of the other party hereto or any of its Affiliates who have established contact as a result of this agreement. So long as such restricted employee or agent remains employed or retained by such party or its Affiliates, without the prior written consent of such party.

9.	Remedies. Without limiting the foregoing, in the event of a breach of Section 1,3,4,5,6 or 7 of this Agreement by Agent or any Agent Party, PMF shall be entitled to apply to a court of competent jurisdiction for an injunction to restrain such breach, without the need for bond, and PMF shall have no obligation to make any further Compensation or other payment to Agent that might otherwise come due after such breach; provided that Agent does not cure breach within 10 calendar after notice thereof. Any remedies hereunder shall be in addition to any other remedies available to PMF in law or in equity.

10.	Assignment; Successors; Amendments. This Agreement shall inure to the successors and permitted assigns of the parties hereto. With the exception of amendments to the Program and Compensation, which may be made at the discretion of PMF, this Agreement may be amended only by a written agreement executed by both parties hereto.

Phone: 212-931-6864 | Fax: 646-780-8724 | Email: info@pmfus.com | Web: www.pmfus.com

Wall Street	Miami	Long Island	Detroit
40 Wall Street, Ste 501	20200 Dixie Highway	26 Columbia Ave	21415 Civic Center Dr, Suite 212
New York, NY 10005	Miami, Florida 33180	Cedarhurst, NY 11516	Southfield, MI 48076

11.	Confidential Information. Each party acknowledges that it may directly or indirectly disclose Confidential Information to the other party in the course of negotiation of and performance of this Agreement. All such Confidential Information disclosed hereunder shall remain the sole property of the disclosing party (or other third party), and the receiving party shall have no interest in, or rights with respect thereto, except as set forth herein. Each party agrees to treat such Confidential Information with the same degree of care and security as it treats its most confidential information. Each party may disclose such Confidential Information to employees and agents who require such knowledge to perform services under this Agreement. Except as otherwise contemplated by this Agreement, neither party shall disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party, and the duty of confidentiality created by this section shall survive any termination of the Agreement.

“Confidential Information” means all proprietary, secret or confidential information or data relating to either party and its affiliates, operations employees, products or services, clients, customers or potential customers. Confidential Information shall include customer lists, card member account numbers, pricing information, computer access codes, instruction and/or procedural manuals, and the terms and conditions of this Agreement. Information shall not be considered Confidential Information only to the extent that such information is: (i) already known to the receiving party free of any restriction a the time it is obtained; (ii) subsequently learned from a third party free of any restriction and without breach of this Agreement; (iii) or becomes publicly available through no wrongful act of the receiving party; (iv) independently developed by the receiving without reference to nay Confidential Information of the other; or (v) required to be disclosed by law.

12.	Notice. Unless otherwise specified herein, any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered personally or sent by recognized courier, registered or certified mail (potage prepaid with return receipt requested) to the address of PMF or Agent set forth below. Such notices or other communications shall be deemed received (i) on the date delivered, if delivered personally, (ii) on the business day after being sent by an internationally recognized overnight air courier or (iii) five days after being sent, if sent by first class registered mail, return receipt requested.

Notice to Agent:

Name:

Address:

City/State/Zip:

Phone/Fax/Email:

Notice to PMF:

Premium Merchant Funding One, LLC

40 Wall Street, Ste. 501

New York, NY 10005

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to its principles of conflicts of laws) whose courts shall have sole jurisdiction over disputes arising hereunder. The parties agree that issues arising hereunder are too complex to be addressed by a jury and covenant to elect for a non-jury trial in the event of a trial relating hereto. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs, including expert witness fees and fees on appeal.

Phone: 212-931-6864 | Fax: 646-780-8724 | Email: info@pmfus.com | Web: www.pmfus.com

Wall Street	Miami	Long Island	Detroit
40 Wall Street, Ste 501	20200 Dixie Highway	26 Columbia Ave	21415 Civic Center Dr, Suite 212
New York, NY 10005	Miami, Florida 33180	Cedarhurst, NY 11516	Southfield, MI 48076

14.	Whole Agreement. This Agreement, including all schedules, exhibits and attachments thereto, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written by any officer, partner, employee or representative of any party hereto. No amendment or modification to this Agreement, nor any waiver of any rights hereunder, shall be effective unless assented to in writing by both parties. Nothing in this Agreement, express or implied, is intended to confer or shall be deemed to confer any rights or remedies upon any persons not parties to this Agreement.

15.	Relationship of Parties. PMF and Agent are independent contractors hereunder and their relationship shall not be construed as any other form of employee/employer relationship, joint venture or partnership. PMF intends no contract of employment, express or implied, with either Agent or Agent Parties; neither Agent nor any Agent Party has obtained any right to employment or compensation as an employee or any other benefits of an employee by way of this Agreement. Agent agrees that it shall be solely responsible for the purchase and maintenance of employment or workers compensation insurance coverage related to its employees and that PMF shall have no responsibility for nay such liabilities.

16.	Limitation of Liability. PMF shall not be liable hereunder to Agent or any third party for any liquidated, indirect, consequential, exemplary or incidental damages (including damages for loss of business profits, business interruption, loss of business information, and the like) arising out of this Agreement even if the party at fault has been advised of the possibility of such damages.

17.	Severability. If any provision hereof is for any reason determined to be invalid, such provision shall be deemed modified so as to be enforceable to the maximum extent permitted by law consistent with the intent of the parties as herein expressed, and such invalidity shall not affect the remaining provisions of this Agreement, which shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

Premium Merchant Funding	Agent (ISO)

/s/ Abe Burger	/s/ Yaakov Mechlovitz
Print Name: Abe Burger	Print Name: Yaakov Mechlovitz
Title: President	Title: CEO

Phone: 212-931-6864 | Fax: 646-780-8724 | Email: info@pmfus.com | Web: www.pmfus.com

Wall Street	Miami	Long Island	Detroit
40 Wall Street, Ste 501	20200 Dixie Highway	26 Columbia Ave	21415 Civic Center Dr, Suite 212
New York, NY 10005	Miami, Florida 33180	Cedarhurst, NY 11516	Southfield, MI 48076

Schedule A

Agent Compensation

This Agent Compensation Schedule sets out the terms of payment of Compensation under the Agreement. In the event of any discrepancy between the terms of this Schedule and the Agreement, the Agreement shall prevail. Agent will be paid upfront compensation as detailed below. Compensation is subject to change when changes are made by PMF to the Program. Changes to the Program may be made in PMF’s sole discretion, with notice in writing. For high risk merchants (as determined solely by PMF) upfront compensation may be held for thirty days to avoid claw backs.

Agents shall be paid its Upfront Compensation in respect to Merchant in later of either: (a) seven (7) business days after the purchase price for the purchased amount is paid by PMF or PMF’s affiliates to the Merchant; (b) seven (7) business days after PMF is paid commission by another funder. (in the event the deal is brokered)

In the event the merchant is placed in default within 30 days of funding PMF reserves the right to claw back payment from Agent any commission payments made and will retain ongoing authorization to claw back commissions via ACH directly from the Agent’s bank account WITHOUT PRIOR NOTICE. If PMF brokers the merchant application, PMF reserves the right to claw back payment in the event that the funder claws back payment from PMF.

Initial

All Compensation is based on the funded amount of the cash advance.

PMF Funding Program – upsell a maximum of 10 points on the buy rate, minimum buy rates of 1.24 (see attached underwriting guidelines and criteria)

ISO – Broker Program

In the event that PMF brokers a merchant cash advance with another funder and the Agent sends in a complete application package and completes the process of bringing the deal to a successful funding, twenty-percent (20%) of the actual commission paid to PMF will be paid to Agent.

ISO –Referral Program

In the event that Agent refers a merchant to PMF and brokers a merchant cash advance with another funder and PMF completes the process of bringing the deal from referral to funding (closes the deal), ten percent (10%) of the actual commission paid to PMF will be paid to Agent.

Non Merchant Cash Advance Referral

In the event that PMF brokers a non-merchant cash advance financing or sale of another product or service with another funder/lender the commission will be determined on a case by case basis.

Initial

Phone: 212-931-6864 | Fax: 646-780-8724 | Email: info@pmfus.com | Web: www.pmfus.com

Wall Street	Miami	Long Island	Detroit
40 Wall Street, Ste 501	20200 Dixie Highway	26 Columbia Ave	21415 Civic Center Dr, Suite 212
New York, NY 10005	Miami, Florida 33180	Cedarhurst, NY 11516	Southfield, MI 48076

Schedule B

Agent Information

Full Name:	Yaakov Mechlovitz

Date of Birth:	June 3rd 1990

SSN:	052829701

Home Address:	626 Alonzo Rd Far Rockaway NY 11691

Phone1	6469218933

Phone 2	011982526166178

Email Address1	Ymech@cytycapitalsolutions.com

Email Address2	Jgoodman@pmfus.com

PLEASE SUBMIT A SIGNED W9, COPY OF YOUR DRIVER’S LICENSE AND A VOID CHECK FOR THE COMMISSION PAYMENT ACCOUNT.

Phone: 212-931-6864 | Fax: 646-780-8724 | Email: info@pmfus.com | Web: www.pmfus.com

Wall Street	Miami	Long Island	Detroit
40 Wall Street, Ste 501	20200 Dixie Highway	26 Columbia Ave	21415 Civic Center Dr, Suite 212
New York, NY 10005	Miami, Florida 33180	Cedarhurst, NY 11516	Southfield, MI 48076